Exhibit 99.1

Gladstone Investment Corporation Reports Financial Results for the Third Quarter Ended December 31, 2013

MCLEAN, Va., Feb. 4, 2014 /PRNewswire/ -- Gladstone Investment Corporation (NASDAQ: GAIN) (the "Company") today announced earnings for its third quarter ended December 31, 2013. Please read the Company's Form 10-Q filed today with the U.S. Securities and Exchange Commission (the "SEC"), which can be retrieved from the SEC's website at www.sec.gov or from the Company's website at www.gladstoneinvestment.com.

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Summary Information: (dollars in thousands, except per share data):

	December 31, 2013	September 30, 2013	Change	% Change
For the Quarter Ended:
Total investment income	$8,696	$11,359	$(2,663)	(23.4)%
Total expenses	(4,294)	(5,131)	(837)	(16.3)
Net investment income	4,402	6,228	(1,826)	(29.3)
Net investment income per common share	0.17	0.24	(0.07)	(29.2)
Cash distribution per common share	0.23	0.15	0.08	53.3
Total realized (loss) gain	(13,144)	24,804	(37,948)	NM
Total unrealized depreciation	(1,944)	(16,093)	14,149	87.9
Total unrealized (depreciation) appreciation excluding reversal of previously-recorded (depreciation) appreciation upon realization	(15,462)	1,690	(17,152)	NM
Net (decrease) increase in net assets resulting from operations	(10,686)	14,939	(25,625)	NM
Weighted average yield on interest-bearing investments	12.7%	12.6%	0.1%	0.8
Total dollars invested	$44,172	$20,429	$23,743	116.2
Total dollars repaid	24,434	19,860	4,574	23.0

As of:
Total investments at fair value	$290,727	$287,212	$3,515	1.2%
Fair value as a percent of cost	80.7%	81.1%	(0.4)%	(0.5)
Total net assets	$224,665	$241,440	$(16,775)	(6.9)
Net asset value per common share	8.49	9.12	(0.63)	(6.9)
Asset coverage ratio	336%	328%	8%	2.4
Number of portfolio companies	26	24	2	8.3

NM=Not Meaningful

Highlights for the Quarter: During the quarter ended December 31, 2013, the following significant events occurred:

  New Portfolio Activity: The Company disbursed, in aggregate, $42.3 million in a combination of debt and equity, to invest in three new portfolio companies, Alloy Die Casting Co., Behrens Manufacturing, and Meridian Rack & Pinion, Inc.

  Repayments of Loans: The Company received full repayment of debt investments in Channel Technologies Group, LLC ("Channel") and Cavert II Holding Corp. ("Cavert") in the amounts of $16.2 million and $6.1 million, respectively. As a part of these repayments, Channel and Cavert also paid prepayment and success fees of $0.8 million and $0.2 million, respectively.

  Exits of Two Distressed Investments: In October 2013, one of the Company's portfolio companies, Auto Safety House, LLC ("ASH"), was sold to its existing management team. As a result of the sale, the Company received minimal net cash proceeds, recognized a realized loss of $11.4 million and retained a $5.0 million accruing revolving credit facility in ASH. In November 2013, another of the Company's portfolio companies, Packerland Whey Products, Inc. ("Packerland"), was sold to other existing owners. As a result of the sale, the Company received $0.7 million in net cash proceeds and recognized a realized loss of $1.8 million. These sales, while at a realized loss, were accretive to the Company's net asset value in aggregate by $5.7 million and reduced the Company's non-accruals outstanding.

  Increased Recurring Distributions and Paid One-Time Bonus Distribution: The Company paid its monthly cash distributions for each of October, November and December 2013 to common stockholders of $0.06 per common share, representing a 20% increase from the common distributions from the previous quarter. The Company also paid a one-time bonus dividend of $0.05 per common share in November and paid the preferred stockholders a monthly amount of $0.1484375 per preferred share of the Company's 7.125% Series A Cumulative Term Preferred Stock ("Term Preferred Stock") for each of October, November and December 2013.

Third Quarter 2014 Results: Net Investment Income for the quarters ended December 31 and September 30, 2013 was $4.4 million, or $0.17 per share, and $6.2 million, or $0.24 per share, respectively, a decrease of 29.3%. The decrease in Net Investment Income for the quarter ended December 31, 2013, as compared to the prior quarter, was primarily due to the $3.3 million in dividend and fee income related to the sale of Venyu Solutions, Inc. ("Venyu") that was recognized in the previous quarter. This was partially offset by fee income in the aggregate amount of $1.0 million that was received in connection with the full repayments of loans from Cavert and Channel in the quarter ended December 31, 2013.

Net (Decrease) Increase in Net Assets Resulting from Operations for the quarters ended December 31 and September 30, 2013 was $(10.7) million, or $(0.40) per share, and $14.9 million, or $0.57 per share, respectively. The quarter over quarter change is primarily due to the aforementioned realized losses on the sales of the ASH and Packerland in the quarter ended December 31, 2013 as well as the $24.8 million realized gain on the sale of Venyu in the previous quarter. Additionally, unrealized (depreciation) appreciation, excluding reversal of previously-recorded appreciation (depreciation) upon realization, decreased to $(15.5) million in unrealized depreciation in the quarter ended December 31, 2013 as compared to $1.7 million in unrealized appreciation in the prior quarter. During the quarter ended December 31, 2013, the Company experienced unrealized depreciation in certain of its portfolio companies, primarily due to a decrease in certain comparable multiples used to estimate fair value of the Company's investments and a decrease in portfolio company performance.

Subsequent Events: After December 31, 2013, the following event occurred:

  Distributions Declared:  Declared the following monthly cash distributions to stockholders:

Record Date	Payment Date	Distribution per Common Share	Distribution per Term Preferred Share
January 22, 2014	January 31, 2014	$0.06	$0.1484375
February 19, 2014	February 28, 2014	0.06	0.1484375
March 17, 2014	March 31, 2014	0.06	0.1484375
	Total for the Quarter	$0.18	$0.4453125

The January 2014 common distribution represented the 103rd consecutive monthly common distribution the Company has made since its initial public offering in June 2005.

Conference Call for Stockholders: The Company will hold its earnings release conference call Wednesday, February 5, 2014, at 8:30 a.m. EST. Please call (800) 860-2442 to enter the conference. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through March 5, 2014. To hear the replay, please dial (877) 344-7529 and use conference number 10029753. The replay will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company's quarterly conference call will also be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company's website through April 4, 2014.

About Gladstone Investment Corporation: Gladstone Investment Corporation is a publicly traded business development company that seeks to make debt and equity investments in small and medium-sized businesses in the United States in connection with acquisitions, changes in control and recapitalizations. The Company has paid 103 consecutive monthly cash distributions on its common stock. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

The Company undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations. For a description of certain risks to which the Company is or may be subject, please refer to the factors discussed under the captions "Cautionary Statement Concerning Forward Looking Statements" and "Risk Factors" included in the Company's filings with the SEC (accessible at www.sec.gov).

To obtain a paper copy of the Form 10-Q filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company's Form 10-Q for the quarter ended December 31, 2013, including the notes to the consolidated financial statements contained therein.

CONTACT: Gladstone Investment Corporation, Investor Relations Inquiries, www.gladstone.com or +1-703-287-5893